Exhibit 10.1

Executive Compensation Letter

March 15, 2025

VIA: Email

Trisha Gosser

Re: Compensation Terms for 2025

Dear Trisha:

Thank you for the significant contributions you’ve made to Gannett and your enthusiasm in accepting the role of Chief Financial Officer. I look forward to your continued success in 2025 and beyond.

Your compensation will reflect the table below. Your total target compensation opportunity will be $2,000,000.

Effective March 18, 2025, your compensation will be as follows:

Annual Base Salary Rate[1]	Annual Bonus	LTI $	Total Target Compensation
$630,000	100% target of base Participant in ABP Plan	$740,000	$2,000,000

The payments referenced above are subject to your continued status as a full-time employee in good standing, your continued high level of performance and the absence of extraordinary or unexpected business, market, or economic conditions.

This letter does not constitute a guarantee of any length or duration of employment or of any position, nor does it affect the at-will nature of your employment. The information set forth herein is qualified in its entirety by the provisions of any plan or program being referenced and in the event of a conflict between this letter and such plan or program, the terms of the plan or program shall control.

Thank you for your continued efforts on behalf of the team and the company.

Sincerely,

/s/ Michael E. Reed
Michael E. Reed

1 Annual Base Salary Rate subject to reductions / adjustments for extraordinary or unexpected business, market, or economic conditions.